U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 4
[ ] Check this box if no longer
    subject to Section 16, Form 4
    or Form 5 obligations may continue.
    SEE Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person:
    WALKER                   JOHN                       P.
    ------------------------------------------------------------
    (Last)                    (First)                 (Middle)
    1901 DIPLOMAT DRIVE
    ------------------------------------------------------------
    (Street)
    FARMERS BRANCH             TEXAS                  75234
    ------------------------------------------------------------
    (City)                     (State)                 (Zip)

2.  Issuer Name and Ticker or Trading Symbol:
          SPORT SUPPLY GROUP, INC. ("GYM")

3.  IRS or Social Security Number of Reporting Person (Voluntary):

4.  Statement for (Month/Year):  NOVEMBER 1999

5.  If Amendment, Date of Original (Month/Year):

6.  Relationship of Reporting Person to Issuer (Check all applicable):

 X   Director                           10% Owner
-----                               -----

 X   Officer (give title below):         Other (specify below):
-----                               -----
        PRESIDENT

                          TABLE I
           Non-Derivative Securities Acquired, Disposed of, or
                           Beneficially Owned
1.Title of  2.Trans-  3.Trans-  4.Secur-    5.Amount   6.Owner-   7.Nature
Security    action    action    ities       of         ship       of In-
(Instr.3)   Date      Code      Acquired    Securi-    Form:      direct
            (Month/   (Instr.   (A) or      ties       (D) or     Bene-
            Day/Year)  8)       Disposed    Benefi-    Indirect   ficial
                                of (D)      cially     (I)        Owner-
                                (Instr.     Owned at   (Instr.    ship
                                3, 4 and    End of     4)         (Instr.
                                5)          Month                  4)
                                           (Instr.
                                            3 and 4)

COMMON      11/16/99   P        500 (A)
STOCK

COMMON      11/24/99   P        500 (A)   44,563 (1)    D
STOCK

(1) INCLUDES 37,402 SHARES OF RESTRICTED STOCK AND 6,161 SHARES OF COMMON STOCK HELD IN SPORT SUPPLY GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN.

Reminder: Report on a separate line for each class of securities benefically owned directly or indirectly.

                         TABLE II
      Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securites):
1.Title of  2.Conversion  3.Trans-    4.Trans       5.Number    6. Date
Derivative  or Exercise   action      action Code   of Deriv-   Exercis-
Security    Price of      Date        (Instr.8)     ative       able and
(Inst.3)    Derivative    (Month/                   Securi-     Expiration
            Security      Day/Year)                 ties        Date
                                                    Acquired    (Month/
                                                    (A) or      Day/Year)
                                                    Disposed
                                                    of (D)
                                                    (Instr.
                                                    3, 4 and
                                                    5)


7.Title     8.Price of    9.Number    10.Ownership   11.Nature
and         Derivative    of Deriv-   Form of        of Indirect
Amount of   Security      ative       Derivative     Beneficial
Underlying  (Instr. 5)    Securities  Security;      Ownership
Securities                Benefici-   Direct (D)     (Instr. 4)
(Instr. 3                 ally Owned  or Indirect
and 4)                    at End of   (I) (Instr.4)
                          Month
                          (Instr.4)

Explanation of Responses:




                        /S/ JOHN P. WALKER                12/10/99
                       -------------------------------     ----------
                       **Signature of Reporting Person         Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).